Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Jabil Inc. 2021 Equity Incentive Plan of our reports dated October 22, 2020, with respect to the consolidated financial statements and schedule of Jabil Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Jabil Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended August 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida
January 21, 2021